Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN STANDARD REPORTS DILUTED EPS OF 71 CENTS, UP 29 PERCENT

     Piscataway, N.J.– Oct. 18, 2004 – American Standard Companies Inc. (NYSE: ASD) today announced record third-quarter earnings of 71 cents per diluted share, up 29 percent from third quarter last year. Third-quarter sales were $2.396 billion, up 7 percent from a year ago, and net income rose 27 percent to $156 million.

     Third-quarter earnings include operational consolidation expenses of $7 million or 2 cents per diluted share net of taxes, primarily for Bath and Kitchen, as well as a benefit from a tax item of 8 cents per diluted share. Excluding those items, diluted EPS was a record 65 cents or 18 percent higher than third quarter last year.

     “We delivered another good quarter of growth, with particularly nice progress in our Bath and Kitchen and Vehicle Control Systems businesses,” said Fred Poses, chairman and chief executive officer. “We benefited from the performance of our new products and our marketing initiatives, even as we felt the impact of the unseasonably cool summer on our air conditioning business.

     “Our ongoing materials and Six Sigma initiatives continued to drive important savings that helped us absorb significantly higher costs for commodity metals, energy and transportation. Commodity costs, which have increased all year, limited our upside potential in the third quarter and will do so again in the fourth quarter.

     “For the fourth quarter, we expect sales to be up about 6-8 percent and earnings in the range of 40-44 cents per diluted share, up 5-16 percent from the same period last year,” said Poses. “The fourth-quarter estimate includes possible operational consolidation expenses of as much as 7 cents per diluted share and tax benefits of that amount or higher.

     “We are tightening our 2004 full-year earnings estimate to $2.21-$2.25 from the $2.17-$2.27 we announced in June. This estimate represents a 21-23 percent increase over 2003 full-year earnings. In addition, we are reiterating our cash flow estimates provided in January. We expect to generate more than $720 million in net cash provided by operating activities and more than $500 million in free cash flow, up from our record 2003 results.

     “We’re continuing to invest in our businesses to drive both growth and productivity. We’ve realized price increases, mainly in our air conditioning business, that have partially offset commodity cost escalations. With recently announced industry pricing actions, we expect more price increases in place by year-end. For all these reasons and more, we’re well-positioned for good growth in earnings and cash flow in 2005,” said Poses.

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     In the third quarter, segment income was $280.3 million, up 12 percent from third quarter last year. Total operating margin for the quarter was 11.7 percent, up 0.5 percentage points. Net cash provided by operating activities was $205.8 million, $23.3 million below last year. Free cash flow was $145.8 million, down $37.7 million from a year ago. Interest expense was about the same as third quarter last year. Corporate and other expenses increased by $6.1 million primarily because of the impact of increased costs related to incentive compensation, self-insurance, minority interest and Sarbanes-Oxley implementation.

THIRD-QUARTER BUSINESS HIGHLIGHTS

     AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.375 billion, up 2 percent over third quarter last year. Growth in global commercial equipment led the sales increase. Segment income was $168.8 million, up 2 percent. Benefits from improved mix, price and productivity initiatives offset the impact of commodity cost escalations and decreased volume in the residential part of the air conditioning business, which was caused by second-quarter pre-buying followed by an unseasonably cool summer. Operating margin was 12.3 percent, essentially flat with the prior year.

     The company introduced new commercial controls products, including Tracer Summit Energy Services and the Tracer Summit Critical Control System designed for pharmaceutical facilities with stringent government manufacturing standards. Large contracts signed during the quarter include ones for Boston Scientific; Carrefour retail supercenters (China and Asia-Pacific); Children’s Medical Center in Dallas (Texas); Direct Energy, a leading Canadian energy and home services retailer; Pacific Union College (California); ProMOS Technologies (Taiwan); Wa-Nee Community Schools (Indiana); Winbond Electronics Corporation (Taiwan) and World Market Center in Las Vegas (Nevada).

     BATH AND KITCHEN sales increased 8 percent to $599.7 million. Segment income was $54.6 million, up 27 percent compared with last year. Segment income benefited from productivity gains and improved mix, price and volume, as well as from previous operational consolidations. Operating margin was 9.1 percent, up 1.4 percentage points from the prior year.

     During the quarter, Bath and Kitchen launched products around the world, including the VertiSpa™ Shower System in the U.S., a range of super-showers in Italy and new faucet styles in Germany. The Champion™ toilet continued its successful rollout in the U.S., with advertising, promotion by retail partners and recognition as a featured product in popular magazines. Bath and Kitchen also won large commercial contracts, including ones for Nanjing Olympic Sports Centre, the site of the 2005 China national games, as well as La Scala de Milano theatre in Italy.

     VEHICLE CONTROL SYSTEMS third-quarter sales were $420.9 million, up 28 percent over third quarter last year because of higher truck builds, increased content per vehicle and continued global sales penetration. Segment income was $56.9 million, up 34 percent from last year’s strong quarter. The combination of higher volume and productivity savings more than offset the effects of typical pricing reductions, cost escalations and mix. Operating margin was 13.5 percent, up 0.6 percentage points.

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     At the IAA commercial vehicle tradeshow in Hanover, Germany, WABCO launched a number of products, including the second generation of its air disc brake and electronic braking systems (EBS) as well as a compact anti-lock braking system (ABS) for trailers. Momentum continued to build for WABCO’s Integrated Vehicle Tire Pressure Monitoring (IVTM) system as two customers featured IVTM at their IAA vehicle launches, and the system also became officially available for the aftermarket. IVECO displayed IVTM in combination with rear super-single tires on its STRALIS Active Time tractor unit. Volvo’s exhibit showcased IVTM among key safety systems on two new heavy trucks: optional on the new FM 12 off-road construction vehicle and fitted to the extra-wide single tire standard on the weight-saving FM 9 vehicle.

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PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and Chief Financial Officer Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9:30 a.m. EDT today. Related financial charts, reconciliation between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available under the heading, “American Standard’s Third-quarter 2004 Results” on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. If you’re unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 981-5532. Please call five to 10 minutes before the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 11:30 a.m. EDT today until 11:59 p.m. EDT on Oct. 25. For the replay, please dial (719) 457-0820. The replay access code is 844924.

Comments in this news release contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Actual results may differ materially from these expectations as a result of many factors, relevant examples of which are set forth in the company’s 2003 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements. In addition, management analyzes year-over-year changes in operating results with and without the effect of operational consolidation expenses and certain tax effects and believes shareowners do the same. Accordingly, management believes that excluding these effects is helpful in assessing the overall performance of the business.

American Standard is an $8.6 billion global manufacturer with market leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 60,000 people and has manufacturing operations in 29 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:
Lisa Glover, (732) 980-6048, lglover@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact:
Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

Copyright © 2004 American Standard Inc.

American Standard Companies Inc.
Consolidated Statement of Operations
(Unaudited)

In millions	Three Months Ended Sept 30,
except per share data	2004	2003
Sales
Air Conditioning Systems and Services	$1,375.5	$1,349.9
Bath & Kitchen	599.7	556.7
Vehicle Control Systems	420.9	327.8

Total	$2,396.1	$2,234.4

Segment income
Air Conditioning Systems and Services	$168.8	$165.7
Bath & Kitchen	54.6	43.0
Vehicle Control Systems	56.9	42.4

Total	280.3	251.1
Equity in net income of unconsolidated joint ventures	6.8	7.4

	287.1	258.5
Interest expense	28.7	28.6
Corporate and other expenses	58.4	52.3

Income before income taxes	200.0	177.6
Income taxes	44.0	55.1

Net income	$156.0	$122.5

Net income per common share:
Basic	$0.73	$0.56

Diluted	$0.71	$0.55

Average outstanding common shares:
Basic	214.2	216.9
Diluted	219.9	221.4

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share adjusted for operational consolidation expenses and a tax item

Net Income	$156.0
Adjustments: Operational consolidation expenses, net of tax	4.8
Tax item	(18.0)

Adjusted Net Income	$142.8

Adjusted Net Income per diluted common share	$0.65

American Standard Companies Inc.
Consolidated Statement of Operations
(Unaudited)

In millions	Nine Months Ended Sept 30,
except per share data	2004	2003
Sales
Air Conditioning Systems and Services	$4,054.4	$3,789.3
Bath & Kitchen	1,835.2	1,668.4
Vehicle Control Systems	1,266.8	992.3

Total	$7,156.4	$6,450.0

Segment income
Air Conditioning Systems and Services	$467.6	$428.7
Bath & Kitchen	155.8	113.8
Vehicle Control Systems	169.2	137.1

Total	792.6	679.6
Equity in net income of unconsolidated joint ventures	21.8	18.5

	814.4	698.1
Interest expense	86.5	88.9
Corporate and other expenses	177.5	145.1

Income before income taxes	550.4	464.1
Income taxes	150.1	143.9

Net income	$400.3	$320.2

Net income per common share:
Basic	$1.86	$1.48

Diluted	$1.81	$1.45

Average outstanding common shares:
Basic	215.0	216.3
Diluted	220.7	220.5

American Standard Companies Inc.
Data Supplement Sheet

This Data Supplement Sheet includes information on backlog and information excluding the effect of foreign exchange translation on operating results. Approximately half of the Company’s business is outside the U.S., therefore changes in exchange rates can have a significant impact on results when reported in U.S. Dollars. Management consistently analyzes sales, segment income and segment operating margins with and without the effects of foreign exchange translation and believes these comparisons help shareholders better understand the effect of foreign exchange translation on our results.

	Three Months Ended Sept 30,				Nine Months Ended Sept 30,
	Reported	Reported	% Chg vs.	% Chg vs. 2003	Reported	Reported	% Chg vs.	% Chg vs. 2003
In millions	2004	2003	2003	Excl. FX (1)	2004	2003	2003	Excl. FX (1)
Air Conditioning Systems and Services
Sales	1,375.5	1,349.9	2%	1%	4,054.4	3,789.3	7%	6%
Segment Income	168.8	165.7	2%	1%	467.6	428.7	9%	9%
Operating Margin	12.3%	12.3%	0.0 pts	0.0 pts	11.5%	11.3%	0.2 pts	0.3 pts
Backlog					639.0	599.0	7%	5%
Bath & Kitchen
Sales	599.7	556.7	8%	3%	1,835.2	1,668.3	10%	4%
Segment Income	54.6	43.0	27%	23%	155.8	113.8	37%	31%
Operating Margin	9.1%	7.7%	1.4 pts	1.6 pts	8.5%	6.8%	1.7 pts	1.8 pts
Vehicle Control Systems
Sales	420.9	327.8	28%	19%	1,266.8	992.3	28%	17%
Segment Income	56.9	42.4	34%	26%	169.2	137.1	23%	12%
Operating Margin	13.5%	12.9%	0.6 pts	0.8 pts	13.4%	13.8%	-0.4 pts	-0.5 pts
Backlog					751.0	546.0	38%	29%
Total Company
Sales	2,396.1	2,234.4	7%	4%	7,156.4	6,450.0	11%	7%
Segment Income	280.3	251.1	12%	9%	792.6	679.6	17%	13%
Operating Margin	11.7%	11.2%	0.5 pts	0.6 pts	11.1%	10.5%	0.6 pts	0.6 pts

(1)	Excluding the impact of foreign exchange translation

American Standard Companies Inc.
Consolidated Balance Sheet
(Unaudited)

	September 30,	December 31,
(dollars in millions)	2004	2003
Current Assets:
Cash and cash equivalents	$227.3	$111.7
Accounts receivable, less allowance for doubtful accounts	1,259.9	1,022.8
September 2004 - $43.0; Dec. 2003 - $45.3
Inventories:
Finished products	666.9	571.8
Products in process	172.4	181.4
Raw materials	243.1	156.7

	1,082.4	909.9
Other current assets	422.1	446.3

Total Current Assets	2,991.7	2,490.7
Facilities, less accumulated depreciation	1,505.0	1,515.4
September 2004 - $1,045.8; Dec. 2003 - $963.5
Goodwill, less accumulated amortization:	1,109.7	1,140.4
September 2004 - $405.3; Dec. 2003 - $413.1
Capitalized software, less accumulated amortization:	221.8	239.3
September 2004 - $246.9; Dec. 2003 - $202.6
Debt issuance costs, net of accumulated amortization:	16.7	21.2
September 2004 - $26.9; Dec. 2003 - $22.4
Other assets	512.9	471.7

Total Assets	$6,357.8	$5,878.7

Current Liabilities:
Loans payable to banks	$44.3	$49.8
Current maturities of long-term debt	2.2	2.5
Accounts payable	837.8	684.3
Accrued payrolls	323.6	294.3
Current portion of warranties	168.9	153.1
Taxes on income	161.7	136.0
Other accrued liabilities	742.6	713.5

Total Current Liabilities	2,281.1	2,033.5
Long-Term Debt	1,622.4	1,626.8
Other Long-Term Liabilities
Reserve for post-retirement benefits	630.6	657.4
Long term portion of warranties	227.9	202.9
Deferred taxes on income	196.8	218.5
Other liabilities	440.7	425.8

Total Liabilities	5,399.5	5,164.9
Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized, none issued and outstanding	—	—
Common stock $.01 par value, 560,000,000 shares authorized; shares issued: 251,768,458 in 2004; 251,757,582 in 2003; and shares outstanding: 214,316,549 in 2004; 217,914,978 in 2003	2.5	2.5
Capital surplus	784.3	753.7
Unearned compensation	(0.2)	(0.7)
Treasury stock	(766.2)	(584.3)
Retained earnings	1,233.5	833.2
Foreign currency translation effects	(209.7)	(204.5)
Deferred gain on hedge contracts, net of tax	7.4	7.1
Minimum pension liability adjustment, net of tax	(93.3)	(93.2)

Total Shareholders’ Equity	958.3	713.8

Total Liabilities & Shareholders’ Equity	$6,357.8	$5,878.7

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used)
By Operating Activities to Free Cash Flow
(Unaudited)

	Three Months Ended September 30,
In millions	2004	2003
Cash provided by operating activities:
Net Income	$156.0	$122.5
Adjustments to reconcile net income to net cash provided by operating activities	49.8	106.6

Net cash provided by operating activities	205.8	229.1
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(64.0)	(50.7)
Proceeds from disposals of property	4.0	5.1

Free cash flow	$145.8	183.5

Note:	This statement reconciles net cash provided (used) by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used)
By Operating Activities to Free Cash Flow
(Unaudited)

	Nine Months Ended September 30,
In millions	2004	2003
Cash provided by operating activities:
Net Income	$400.3	$320.2
Adjustments to reconcile net income to net cash provided by operating activities	62.3	153.6

Net cash provided by operating activities	462.6	473.8
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(149.7)	(131.6)
Proceeds from disposals of property	13.9	5.5

Free cash flow	$326.8	$347.7

Note:	This statement reconciles net cash provided (used) by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used) By
Operating Activities to Free Cash Flow
(Unaudited)

	Twelve Months Ended December 31,
In millions	2004 Estimate	2003
Net cash provided by operating activities	$720.0+	$651.2
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(230.0)+	(215.6)
Proceeds from disposals of property	10.0+	23.1

Free cash flow	$500.0 +	$458.7

Note:	This statement reconciles net cash provided (used) by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.